UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 16, 2005

MULTICELL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10221	52-1412493
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 George Washington Highway

Lincoln, Rhode Island 02865

(Address of principal executive offices, including zip code)

(401) 333-0610

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 16, 2005, the board of directors of MultiCell Technologies, Inc. (the “Company”) approved resolutions to pay Stephen Chang, a member of the board of directors and the Company’s President, $200,000 owed to Mr. Chang (the “Accrued Amount”) by MultiCell Immunotherapeutics, Inc. (“Sub”) that were accrued by Sub prior to the Company’s acquisition of Sub on September 7, 2005. The Accrued Amount represents compensation in consideration of services of Mr. Chang to Sub prior to the acquisition. Following the acquisition, Mr. Chang has served as President of Sub. Mr. Chang has also previously entered into an Employment Agreement with the Company dated as of February 1, 2005.

Mr. Chang will receive the Accrued Amount as follows: (a) $100,000 in November 2005, $50,000 of which is paid in cash and $50,000 of which is paid in shares of the Company’s Common Stock based on the closing price per share of the Company’s Common Stock on November 16, 2005 (the date of issuance), and (b) $100,000 in 2006, $50,000 of which is to be paid in cash and $50,000 of which is to be paid in shares of the Company’s Common Stock based on the closing price per share of the Company’s Common Stock on the date of issuance. Accordingly, the Company issued to Mr. Chang 73,529 shares of Common Stock on November 16, 2005 pursuant to the Company’s 2000 Employee Benefit Plan in consideration of the $50,000 to be paid in shares in November 2005. The closing price per share of the Company’s Common Stock on November 16, 2005 was $0.68.

On November 16, 2005, the board of directors of the Company amended an outstanding option to purchase 50,000 shares of Common Stock originally granted on or about October 12, 2001 to Ronald Faris, the Company’s Senior Vice President and Chief Science Officer, pursuant to the Company’s 2000 Stock Option Plan. The option was amended to extend the termination date from October 11, 2005 to October 11, 2006. The closing price per share of the Company’s Common Stock on October 11, 2005 was $0.60, the same price as the exercise price per share of the option being amended. All other terms of the option remain unchanged, including the exercise price per share. Mr. Faris has also previously entered into an Employment Agreement with the Company dated as of May 26, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTICELL TECHNOLOGIES, INC.

By:	/s/ W. Gerald Newmin
W. Gerald Newmin
Chief Executive Officer

Date: November 21, 2005